
                                                 EXHIBIT 21


                                               State of Incorporation
Subsidiaries of Indiana Gas Company, Inc.
      (Parent) -
  Richmond Gas Corporation,
     d/b/a Indiana Gas Company, Inc.                 Indiana
  Terre Haute Gas Corporation,
     d/b/a Indiana Gas Company, Inc.                 Indiana

